Exhibit 99.1

International Star, Inc. Acquires Van Deemen Gold Mine Property and Surrounding Area in Arizona

FOR IMMEDIATE RELEASE
August 1, 2011

Shreveport, LA – International Star, Inc. (OTCBB: ILST; OTCQB: ILST) (the “Company”) announced today that it has acquired the Van Deemen Mine property and areas surrounding the Van Deemen Mine in the northern Black Mountains in Mohave County, Arizona.  The Van Deemen area represents an advanced project supported by historical data indicating a substantial gold resource.

The Van Deemen Mine property consists of five unpatented lode mining claims totaling approximately 100 acres acquired through a lease agreement with La Cuesta International, Inc. in April 2011.  The Company has also located 18 unpatented lode claims in the area surrounding the Van Deemen Mine, which have been staked and recorded with the U.S. Bureau of Land Management and the Mohave County Recorder.

The Company has recovered much of the data regarding historic exploration work on the Van Deemen Mine property and is continuing efforts to acquire additional historical data.  Based on information obtained by the Company, the Van Deemen Mine was initially explored for gold in the 1930s and 1940s.  In the 1970s, the area was actively explored for copper, with the greatest focus of copper exploration occurring east of the old Pope Mine about 2.5 miles north of the Van Deemen.  Since the 1980s, the area has been explored primarily for gold.  From 1983 to 1985, Amselco Exploration Inc. conducted the first serious exploratory drilling for gold on the Van Deemen prospect.  Amselco completed 13 drill holes in 1983 with disappointing results, but achieved more promising results during a second phase in 1985.  The second phase consisted of nine drill holes, which indicated a significant gold zone, with one hole showing 115 feet grading 0.047 ounces per ton.  Red Dog Mining also completed a brief phase of shallow air track drilling in 1985 in the gold zone identified by Amselco.  The area was then acquired by Fischer-Watt Gold in late 1985.  In 1986 and 1987, Fischer-Watt Gold Co. and Arizona Star Resources, through a joint venture, conducted a more complete evaluation of the property.  Drilling results from the Fischer-Watt and Arizona Star work included a reported possible gold resource of 988,000 tons grading 0.034 ounces per ton gold.  The reported mineralization is contained in three small open pits and is reported to occur in low angle faults with associated quartz-sericite-hematite-pyrite-clay alteration.

The Company is currently conducting surface sampling in an effort to evaluate the Fischer-Watts and other historical data under Canadian National Instrument (NI) 43-101 compliant standards.  Surface samples have been submitted to ALS Chemex in Reno, Nevada for assay.  Further exploration work will be determined on the basis of initial assay results and available funding.

Note:  Mineral resources and data referenced in this press release are based on historical data and have not been independently verified by the Company.  A qualified person under Canadian NI 43-101 has not done sufficient work to classify the historical estimates as current mineral resources, and the Company is not treating such historical estimates as current mineral resources.  The Company makes no guarantee as to the quantity and/or quality of historical information stated herein, and therefore, such information should not be relied upon.

Howard Metzler, an independent Registered Professional Geologist and a Qualified Person as defined by Canadian National Instrument 43-101 has reviewed and approves the content of this news release.

About International Star, Inc.:  The Company is an exploration stage company with its corporate headquarters in Shreveport, Louisiana.  The Company is engaged in the business of acquisition and exploration of precious and base metals mineral properties.  The Company presently holds rights to 48 lode mining claims in the northern Black Mountains in Mohave County, Arizona.

Any statements made in this press release which are not historical facts contain certain forward-looking statements as such term is defined in the Private Securities Litigation Reform Act of 1995, concerning potential developments affecting the business, prospects, financial condition and other aspects of the Company to which this release pertains.  Although such statements are based upon the best judgments of management of the Company as of the date of this release, the actual results of the specific items described in this release, and the Company’s operations generally, may differ materially from what is projected in such forward-looking statements due to certain risks, uncertainties and other factors, many of which are beyond the control of the Company.  Factors that may cause actual results to vary include, but are not limited to, the availability of outside capital, changes in commodity prices, changes in general economic conditions or conditions in the financial markets, and other risks identified in the Company’s annual report on Form 10-K and other reports filed by the Company with the Securities and Exchange Commission.  The Company disclaims any obligation to update information contained in any forward-looking statement.

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CONTACT:
Jacqulyn Wine
International Star, Inc.
P.O. Box 7202
Shreveport, LA 71137
Phone:  318-464-8687
Fax:  318-429-8006
Email:  istarnevada@yahoo.com